Exhibit 10.2

EMPLOYMENT AGREEMENT AMONG

SMITH RIVER COMMUNITY BANK, NATIONAL ASSOCIATION

MAINSTREET BANKSHARES, INC.

AND RONALD D. HALEY

This	Employment Agreement (“Agreement”), dated for purposes of identification, March 11, 2004, is made and entered into among MainStreet BankShares, Inc. (“MainStreet”), a bank holding company which owns all of the outstanding common stock of Smith River Community Bank, National Association (“Employer”), Employer and Ronald D. Haley (“Employee”).

WHEREAS, Employer desires to continue the employment of Employee as Senior Vice President and Senior Loan Officer of Employer under the terms and conditions set forth herein;

WHEREAS, Employee is willing to continue in such positions with the Employer;

WHEREAS, MainStreet is entering into this Agreement to provide Employee with certain benefits under this Agreement which are provided to Employee through MainStreet.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. As used in this Agreement, the following capitalized terms have the indicated meanings unless the context clearly requires otherwise:

1.01. “Board” means the Board of Directors of MainStreet and “Bank Board” means the Board of Directors of Employer, as the same may be constituted from time to time unless otherwise expressly provided herein.

1.02. “Cause” means (a) the continued failure by Employee to perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness) or otherwise to comply with his obligations hereunder in the sole and absolute discretion and judgment of the Bank Board, Board or superior officer of the Bank or MainStreet, after notice by the Board or the Bank Board (excluding Employee, if a member of the Board or Bank Board at such time, in each case) or by a superior officer of the Bank or MainStreet, as the case may be; (b) the engaging by the Employee in illegal conduct or any conduct which is injurious to the Employer or MainStreet in the sole and absolute discretion and judgment of the Bank Board or the Board or a superior officer of the Bank or MainStreet; or (c) the issuance of a removal order or similar order by a governmental regulatory agency with appropriate jurisdiction prohibiting Employee from participating in the affairs of the Employer or MainStreet. If the Employee does not correct the deficiency promptly after receipt of the notice as hereinbefore provided, in the sole and absolute discretion and judgment of the Board or Bank Board (without Employee if a member of the Board or Bank Board at such time) or superior officer of Bank or MainStreet issuing the notice, such deficiency shall constitute Cause for purposes of the termination of this Agreement. The conditions constituting Cause under Section 1.02 (b) or (c) above shall not require prior notice or any opportunity to cure. Termination for Cause by Employer shall automatically constitute Termination for Cause by MainStreet and Termination for Cause by MainStreet shall automatically constitute Termination for Cause by Employer.

1.03. “Date of Termination” means the date Employee’s employment hereunder is deemed terminated, as follows: (a) other than as provided in Section 1.03(b), (c) or (d), the date specified in the Notice of Termination, which date shall be at least 15 days, but not more than 30 days, after the date of the Notice of Termination except in the case of termination for Cause, which may be effective as of the date of the Notice of Termination, (b) if Employee’s employment is to be terminated for Disability, fifteen (15) days after Notice of Termination is given (provided that in the case of Disability the Employee shall not have returned to the performance of his duties on a full-time basis during such fifteen (15) day period), (c) if Employee’s employment is terminated by death, the date of Employee’s death, or (d) if Employee retires, the date of Employee’s Retirement.

1.04. “Disability” means (a) as a result of Employee’s physical or mental illness, Employee shall have been absent from the full-time performance of his duties with the Employer for three (3) consecutive months or 90 days within any 180 day period, and (b) within fifteen (15) days after Notice of Termination pursuant to Section 1.03(b) is given Employee shall not have returned to the full-time performance of his duties.

1.05. “Employer” and “MainStreet” includes any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Employer or MainStreet, respectively, ceases to exist.

1.06. “Employment Year” means the 12-month period beginning with the Initial Date and each 12-month period beginning on the annual anniversary of such Initial Date thereafter.

1.07. “Initial Date” means March 11, 2004.

1.08. “Notice of Termination” means a written notice that Employee’s employment is terminated that specifies the Date of Termination when required in accordance with Section 1.03.

1.09. “Person” has the meaning ascribed to that term in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

1.10. “Retirement” means termination of Employee’s employment hereunder after the attainment of age sixty-five (65) or otherwise in accordance with Employer’s or MainStreet’s then established retirement policies.

1.11. “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time) MainStreet’s business directly, by merger or consolidation, or indirectly by purchase of MainStreet’s voting securities, all or substantially all of its assets or otherwise.

SECTION II. TERM OF EMPLOYMENT AND DUTIES.

2.01. Employment with Employer. Employer employs Employee under the terms of this Agreement as of the Initial Date as Senior Vice President and Senior Loan Officer of Employer. Employee shall be expected to perform such services as are generally performed by the senior vice president and senior loan officer of a community, commercial bank. Employee shall comply fully with all policies and procedures established, and all directives given, from time to time, by the Bank Board or by the Board and/or superior officer(s) of either Employer or MainStreet, as the same may be established from time to time by Employer or MainStreet, and shall comply with all laws, rules and regulations applicable to Employee or his conduct as an officer of Employee.

2.02. Acceptance of Employment. Employee accepts such employment and shall devote his full-time, attention and best efforts to the diligent performance of his duties herein specified and as an officer of Employer. While employed hereunder, except as may be specifically authorized in writing by the Board, Bank Board, or Chief Executive Officer of Employer or MainStreet, Employee will not accept employment or affiliation in any respect with any other individual, corporation, partnership, limited liability company, governmental authority or other entity, or engage in any other venture for profit. It is understood and agreed that Employee has the right to participate in passive investments that do not interfere with Employee’s performance of his duties in the sole and absolute discretion and judgment of the Chief Executive Officer of Employer or MainStreet.

2.03. Term of Employment. Employee shall be employed by Employer pursuant hereto until the first anniversary of the Initial Date unless Employee’s employment is sooner terminated as set forth herein; provided, however, that beginning with the first anniversary of the Initial Date and each anniversary thereafter, the term of Employee’s employment shall automatically be extended for one additional Employment Year unless at least thirty (30) days prior to such anniversary date, the Employer or MainStreet, on the one hand, or the Employee, on the other, shall have given written notice that the Employee’s employment shall not be so extended in which case the term of Employee’s employment shall not be so extended.

2.04. Offices. Termination of employment hereunder shall include termination of employment as Senior Vice President and Senior Lending Officer of Employer and of all other positions with the Employer and/or MainStreet.

SECTION III. COMPENSATION AND RELATED MATTERS.

3.01. Base Salary. From the date hereof and until the Date of Termination. Employee shall have an annual base salary of $69,570.00, as the same may be adjusted from time to time pursuant hereto.

3.02. Employee Benefits. Subject to meeting applicable eligibility provisions, Employee shall be entitled to the same medical and health insurance coverage as provided by Employer to its employees generally from time to time.

SECTION IV. RIGHTS ON TERMINATION OF EMPLOYMENT.

4.01. Mutual Terminations. In the event that Employer terminates Employee under one or more provisions of this Agreement, such termination shall automatically be deemed an effective termination by MainStreet of Employee under the same provision or provisions of this Agreement. In the event that MainStreet terminates Employee’s employment under one or more provisions of this Agreement, such termination shall automatically be deemed an effective termination by Employer of Employee under the same provision or provisions of this Agreement.

4.02. Termination for Cause by Employer and MainStreet, Termination for Any Reason by Employee, Termination on Account of Death. If Employer or MainStreet terminates Employee’s employment for Cause or if Employee terminates his employment hereunder for any reason, or if the Employee’s employment is terminated on account of his death, the Employer shall pay the Employee his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. No Notice of Termination is required hereunder in the event of Employee’s death, and the foregoing amounts shall be determined on the date of death.

4.03. Termination by Employer or MainStreet Without Cause. Upon the termination of the Employee’s employment by Employer or MainStreet without Cause, Employer shall pay Employee a lump sum payment equal to (a) the present value of the total base salary that Employee would have earned had Employee continued in the Employer’s employ through the remaining term of employment as then in effect, without reference to his termination, such base salary to be at the rate in effect at the time Notice of Termination is given, and (b) the present value of the Employer’s cost of all welfare and pension benefits then being provided to Employee calculated as if the Employee had continued in the Employer’s employ through the remaining term of employment as then in effect with the same benefits at the same cost to Employer.

4.04. Other Terminations. In the event of any termination of Employee’s employment as then in effect which is not provided for in Section 4.03, Employee shall be entitled to no compensation or other benefits whatsoever beyond the Date of Termination.

4.05. Offset. The amount of any payment provided for in this Section IV shall not be reduced, offset or subject to recovery by the Employer, MainStreet or Successor by reason of any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.

SECTION V. STOCK OPTION.

5.01. Stock Option. MainStreet intends to propose to the Board for its consideration and approval a Stock Option Plan (the “Stock Option Plan”). If such Plan is adopted by MainStreet’s Board of Directors, it is MainStreet’s intent to propose that Employee be granted (the “Grant”) an option (“Option”) to purchase 3,000 shares of MainStreet common stock vesting annually in blocks of 1,000 shares over a two year period with the first such 1,000 share block vesting on the date of Grant and each additional 1,000 share block vesting on the first and second anniversary of the Grant date, respectively, upon the terms and conditions set forth in the Stock Option Plan and at a purchase price per share which is equal to the fair market value of Employer common stock on the date of grant as specified in the Grant.

The Option shall be subject in all respects to the terms and conditions of the Stock Option Plan and the Grant and may be exercised only in the manner provided therein.

5.02. Restrictions. The Option and the shares of common stock issuable upon exercise of such Option will not be registered under the Securities Act of 1933 (“Securities Act”), or under the Blue Sky or other securities laws of any state, and cannot be sold or offered for sale unless subsequently so registered or an exemption from registration is available. Employee understands that these securities will be issued in reliance on § 4(2) of the Securities Act and other available exemptions from registration under federal and state securities laws and that he may be required to hold the securities indefinitely. All certificates representing the securities shall be subject to stop transfer orders and shall bear an appropriate restrictive legend. Employee agrees that he will not dispose of any of the securities except in a manner and fashion which is in total compliance with the law and unless and until either (i) Employer shall have received an opinion of legal counsel satisfactory to it that such disposition does not violate the Securities Act and regulations promulgated thereunder and any applicable state securities laws or regulations, or (ii) the securities have been validly registered under the Securities Act and any applicable state Blue Sky or securities law. The foregoing notwithstanding, MainStreet shall, at its expense, register any stock issuable pursuant to the exercise of an Option under the Securities Act and any applicable state Blue Sky or securities law upon Employee’s request, provided, however, that the federal registration can be accomplished on Form S-8, and, in the sole and exclusive opinion of MainStreet, would have no adverse effect on any offering or sale of MainStreet securities contemplated or underway.

5.03. Forfeiture. If at any time while the Option is exercisable, a banking regulatory authority makes a formal capital call on MainStreet or Employer, Employee will be required to exercise the Option to the maximum extent exercisable in whole or part as may be needed for additional required capital or such exercisable options shall be forfeited. Any part of the Option not required to be exercised under the terms of any such capital call may be exercised under the original terms of the Grant.

5.04. Qualified Stock Option. If the Stock Option Plan is adopted by MainStreet’s Board, it is the intent of Employer to seek approval by Employer’s shareholders of the Stock Option Plan at an annual shareholders’ meeting and, if approved by such shareholders, the Option granted to Employee as contemplated by Section 5.01 may constitute incentive stock options as such term is defined under Section 422 of the United States Internal Revenue Code; provided, however, that in the event such Stock Option Plan is not, for any reason, adopted by the Board or placed before MainStreet’s shareholders or is not approved by such shareholders in a timely fashion or otherwise, the Option shall be a nonqualified option. Neither MainStreet nor Employer represents or warrants that the Option will be or is capable of becoming a qualified stock option within the meaning of Section 422 of the U.S. Internal Revenue Code or that the Stock Option Plan will be presented to MainStreet’s shareholders for approval or, if so presented, will be approved at any time. Nothing herein shall obligate MainStreet or Employer to take any act or refrain from taking any act in furtherance of qualifying such Option under Section 422.

SECTION VI. MISCELLANEOUS.

6.01. Agreement of Employer’s Successor. Upon Employee’s written request, Employer will have any Successor, by agreement in form and substance satisfactory to Employee, assent to the fulfillment by Employer of its obligations under this Agreement.

6.02. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s beneficiary designated in writing and delivered to Employer, if any, and if none to Employee’s estate.

6.03. Taxes. All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local and employment and other taxes.

6.04. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered to Employee or in the case of Employer to the Chief Executive Officer of Employer (unless Employee is the Chief Executive Officer, in which case to the Chairman of the Board) or in the case of MainStreet to the Chief Executive Officer or mailed by United States registered mail, return receipt requested, postage prepaid and addressed:

in the case of MainStreet, to the attention of the Chief Executive Officer at the following address:

MainStreet BankShares, Inc.

730 East Church Street

Suite 12

Martinsville, Virginia 24112

in the case of Employer, to the attention of the Chief Executive Officer of Employer (or the Chairman of the Board or the next highest ranking officer if Employee is the Chief Executive Officer of Employer) at the following address:

Smith River Community Bank, National Association

730 E. Church Street, Suite 12

P.O. Box 1224

Martinsville, Virginia 24114-1224

or, in the case of Employee, to the address set forth below the Employee’s signature, provided that all notices may be sent to such other address as a party may have furnished to the other(s) in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.05. Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the Chief Executive Officer of Employer (or the Chairman of the Board or the next highest ranking officer if Employee is the Chief Executive Officer of Employer) and Chief Executive Officer of MainStreet. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

To the extent that any provision of any other agreement between MainStreet or any of its subsidiaries or affiliates and Employee shall limit, qualify or be inconsistent with any provision of this

Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

6.06. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

SECTION	VII. CONFIDENTIALITY; COVENANT NOT TO COMPETE.

7.01. Confidentiality. Employee agrees that during and subsequent to his period of employment with Employer, he will not at any time communicate or disclose to any unauthorized person, without the express prior written consent of the Employer and MainStreet, any proprietary, confidential or nonpublic information concerning the Employer or MainStreet or any subsidiary or affiliate of MainStreet, their joint and several operations, finances, condition, properties, assets, business or strategic plans, employees, budgets, or any other matter, it being understood, however, that the obligations of this Section shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances where Employee is legally required to do so or (ii) become generally known to and available for use by the public otherwise than by the Employee’s wrongful act or omission.

7.02. Covenant Not to Compete. If the Employee’s employment hereunder is terminated, the Employee agrees that for a period of two years from the date his employment is terminated, he will not, without the prior, express consent in writing of the Chief Executive Officer of MainStreet, become an officer, employee, agent, partner, director, consultant, member or substantial stockholder (more than 5% of any class of common or preferred equity, options to acquire the same or convertible debt) of any entity engaged in the commercial or retail banking, lending or leasing business within a 50 mile radius of the main office of Employer or become associated in any manner with any entity in the process of formation to engage in the retail or commercial banking, lending or leasing business, or any group that intends to form any such entity in the geographical area described above.

7.03. Relief. In the event of Employee’s actual or threatened breach of this Section, MainStreet or Successor, as the case may be, and/or Bank shall be entitled to a preliminary restraining order and an injunction restraining the Employee from violating its provisions. Notwithstanding anything to the contrary herein, Employee agrees that it shall pay all costs and expenses of MainStreet and/or Bank, including but not limited to reasonable expert witness and legal fees, in connection with any litigation regarding the enforcement of this Section VII.

7.04. Other Remedies. Nothing in this Agreement shall be construed to prohibit Employer, MainStreet or Successor and/or Bank from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Employee. If at the time of enforcement of this Section a court holds that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing and, thus, unenforceable, MainStreet and Employee agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SMITH RIVER COMMUNITY		MAINSTREET BANKSHARES, INC.
BANK, NATIONAL ASSOCIATION

By:	/s/ C. R. McCullar	By:	/s/ C. R. McCullar
Its:	President/CEO	Its:	President/CEO

/s/ Ronald D. Haley
Ronald D. Haley

Address:	153 Wilmoth Road
Stuart, VA 24171

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